Exhibit 99.1
Summary of Detroit Edison’s Electric Rate Order (Case U-15244)1
December 29, 2008
On December 23, 2008, the Michigan Public Service Commission (MPSC) issued an order in Detroit Edison’s rate case. The full text of the order can be found on the MPSC website at: http://efile.mpsc.cis.state.mi.us/efile/viewcase.php?casenum=15244&submit.x=32&submit.y=18
The MPSC order authorizes Detroit Edison to raise its rates by $83.6 million. In addition, the MPSC ordered Detroit Edison to implement a revenue neutral rate change before year-end to partially deskew its rates consistent with state legislation (Public Act 286) approved in October 2008. The purpose of the deskew is to align various customers’ rates with the actual cost to serve.
The average rate increase for all classes of customers is approximately 2%; however, various rate classes were impacted differently. For a typical residential customer using 500 kWh per month, the impact of the rate increase (including the partial deskew adjustment) is approximately $2.50 per month or a 4.5% increase. Due in large part to the rate adjustment related to the deskew, Detroit Edison’s small business customers will see a rate decrease of 1.6% on average, and large business customers will experience an average 1% increase.
Summary of Key Components of the Order
1.	Return on Equity / Capital Structure

Detroit Edison’s ROE remains 11%. Detroit Edison had requested 11.25%, and the MPSC Staff had supported 10.5%. The MPSC stated that maintaining ROE was important to ensure investor confidence and access to capital markets given the turbulent economy. The MPSC ordered Detroit Edison’s capital structure to be 51% permanent debt and 49% equity, in line with the company’s and the MPSC Staff’s filings.

2.	Sales Load Forecast

The MPSC adopted Detroit Edison’s forecast from its February 2008 amended filing for 2009 total service area sales of 53,600 GWh. Detroit Edison filed rebuttal testimony in

[1]	This document includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate”, “believe”, “estimate”, and similar words. These statements should be read in conjunction with the “Forward-Looking Statements” section in DTE Energy Company’s and Detroit Edison’s 2007 Forms 10-K and their 2008 quarterly reports on Form 10-Q (which sections are incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison that discuss important factors that could cause DTE Energy’s and Detroit Edison’s actual results to differ materially. DTE Energy and Detroit Edison expressly disclaim any current intention to update any forward-looking statements contained in this document as a result of new information or future events.

August 2008 reflecting a lower sales forecast due to a weakening local economy, but the MPSC did not adopt this forecast. The MPSC accepted the MPSC Staff’s position to reduce the forecast for Electric Choice sales by 570 GWh, and added this amount to Detroit Edison’s bundled sales forecast.

3.	Rate Base

The MPSC accepted Detroit Edison’s projected rate base, including net plant and working capital. The rate base includes Detroit Edison’s capital expenditures related to its environmental investments, and it also includes cost recovery of a 10,000 meter Advanced Metering Infrastructure pilot program. The approved working capital level includes recovery of costs associated with its ongoing combined operating license to construct a new nuclear plant.

4.	Operation and Maintenance Expense

The MPSC adopted an overall O&M level of $1.324 billion, a $16 million increase over the MPSC Staff’s testimony. The increase primarily came from the inclusion of incremental O&M associated with operating federally mandated environmental control equipment. The remaining differences in O&M between Detroit Edison’s filing and the MPSC order were related to merger control premium expenses and employee incentive compensation.

5.	Merger Control Premium

Since the issue of Edison’s recovery of the merger control premium is pending with the Michigan Supreme Court, the MPSC did not rule on recovery of this expense. The merger control premium is the amount DTE Energy paid above market value for MCN Energy in the 2001 merger.

6.	Incentive Compensation

The MPSC recognized that Detroit Edison’s incentive compensation program provided some benefits to ratepayers; however, consistent with its orders in previous utility rate cases, the MPSC denied recovery.

7.	Restoration and Line Clearance Expenses

The MPSC approved Detroit Edison’s proposal to track expenses associated with restoration costs (storm and non-storm related expenses). Annual reconciliations will be required using a base expense level of $110 million. In addition, the MPSC ordered Detroit Edison to track line clearance expenses (using a base level of $51 million). The base expense levels for both items are set at 2006 actual expenses plus inflation.

8.	Rate Realignment (Deskewing)

In compliance with Public Act 286, Detroit Edison proposed to phase out 20% of the residential rate subsidy currently paid by its commercial and industrial full service customers prior to January 1, 2009, with the remaining deskew to be completed over a five-year period. The MPSC adopted an immediate 39% phase out of the residential rate subsidy, with the remaining amount to be eliminated in equal installments over the next five years, every October 1.

Public Act 286 requires that public and private schools, universities and community colleges are charged electric rates that reflect their actual cost to serve. Utilities must file new rates by January 5, 2009 for this customer group to comply with this requirement. The Commission will review these filings and place them into effect immediately. Detroit Edison requested that new rates for educational institutions be held in abeyance pending establishment of a surcharge for all other classes of customers resulting from the rate reduction to schools. The MPSC disagreed and stated that Detroit Edison may seek rate relief for any underrecovery in a subsequent rate filing.

9.	Electric Choice Incentive Mechanism

The MPSC accepted Detroit Edison’s proposal to reinstate the tracking mechanism on Electric Choice sales with a base level of 1600 GWh. The mechanism reconciles actual Electric Choice sales with the level used to set base rates through a surcharge or credit to full service customers. This modified mechanism will not have a cap on the amount recoverable.

10.	Timing

Before Detroit Edison can implement the rate increase, it must submit revised tariff sheets to the MPSC for approval. Thus, Detroit Edison expects the rate increase will be effective approximately January 15, 2009. The revenue neutral deskew is effective immediately.
For further information, please contact DTE Energy’s investor relations group at (313) 235-8030.

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